5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone:(972) 668-8800 Contact: Roland O. Burns Sr.Vice President and Chief Financial Officer Web Site: www.comstockresources.com

For Immediate Release	NEWS RELEASE

COMSTOCK RESOURCES, INC. ANNOUNCES
PROVED OIL AND GAS RESERVES AS OF DECEMBER 31, 2003

FRISCO, TEXAS, January 27, 2004 — Comstock Resources, Inc. (“Comstock” or the “Company”)(NYSE:CRK) announced today that Comstock’s total proved oil and natural gas reserves as of December 31, 2003 are estimated at 502 billion cubic feet (“Bcf”) of natural gas and 19.2 million barrels of crude oil or 617 Bcf equivalent of natural gas (“Bcfe”), as compared to total proved oil and natural gas reserves as of December 31, 2002 of 614 Bcfe. Natural gas reserves account for 81% of total proved reserves and 67% of the total proved reserves were classified as proved developed at the end of 2003.

The present value, using a 10% discount rate, of the future net cash flows before income taxes of Comstock’s estimated proved oil and natural gas reserves at the end of 2003 is approximately $1.7 billion using oil and natural gas prices of $31.19 per barrel for oil and $6.44 per Mcf for natural gas. Such prices were based on the December 31, 2003 market prices of $32.52 per barrel for oil and $6.19 per MMbtu for natural gas, as adjusted for Comstock’s average basis differentials.

Comstock replaced 108% of its 2003 production of 44 Bcfe in 2003. Successful results from its 2003 exploration, development and acquisition activities added approximately 67 Bcfe of new proved oil and natural gas reserves. These reserve gains were partially offset by 20 Bcfe of performance related downward revisions on last year’s reserve base.

Comstock spent a total of $91 million on its exploratory, development and acquisition activities during 2003. Based on the reserves added in 2003, Comstock’s finding cost per Mcfe in 2003 was approximately $1.36 per Mcfe. Comstock’s finding cost per net Mcfe after taking into account the reserve revisions in 2003 was approximately $1.92 per Mcfe. Over the three year period ended December 31, 2003, Comstock’s weighted average finding cost after reserve revisions was $1.25 per Mcfe.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.